                               MANAGEMENT AGREEMENT

       This Management Agreement ("Agreement"), is entered into as of this 14th day of November, 2000, by and between OEC Compression Corporation, an Oklahoma corporation ("OEC"), and Hanover Compression Inc., a Delaware corporation ("Hanover"). OEC and Hanover are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                               W I T N E S S E T H:

       WHEREAS, OEC, Hanover Compressor Company ("HCC") and Caddo Acquisition, Inc. are parties to that certain Agreement and Plan of Merger dated as of July 13, 2000 as amended by that certain Amendment No. 1 dated as of even date herewith (the "Merger Agreement") pursuant to which OEC would be acquired by HCC and become a wholly owned subsidiary of HCC; and

       WHEREAS, it was contemplated that the merger and transactions contemplated by the Merger Agreement (the "OEC Acquisition") would have been consummated by no later than mid-October of 2000; and

       WHEREAS, the OEC Acquisition has been delayed due to factors outside the control of HCC and OEC and as a result of such delay, OEC has suffered losses of key employees; and

       WHEREAS, OEC is engaged in compressor rental and the provision of full compression services (the "Business"); and

       WHEREAS, Hanover has expertise in the compressor rental and the provision of full compression services business and, subject to the terms and conditions set forth herein, OEC desires to engage the services of Hanover to provide day to day management of the field and shop operations and certain portions of the Business of OEC; and

       WHEREAS, during the month of October, 2000 Hanover has been providing planning, consulting and integration services to the Company; and;

       WHEREAS, subject to the terms and conditions of this Agreement, Hanover desires to accept such engagement;

       NOW, THEREFORE, in view of the foregoing recitals and in consideration of the mutual covenants contained herein, OEC hereby engages Hanover, and Hanover accepts such engagement, to supervise and manage certain aspects of the day-to-day field and shop operations of the Business as more specifically set forth below.

                                      I.

                                  DEFINITIONS

       For purposes of this Agreement, the following terms shall have the meaning ascribed thereto unless otherwise specified or clearly required by the context in which such term is used.

       1.1 AFFILIATES. "Affiliates," means, with respect to either Party, entities that directly through one or more intermediaries control or are controlled by, or are under common control with such Party, and the term "control" shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of any entity, whether through the ownership of voting securities, by contract or otherwise.

       1.2 AGREEMENT. "Agreement" means this Management Agreement as modified by any duly adopted amendments.

       1.3 BUSINESS. "Business" means the compressor rental and full compression service business of OEC as now conducted or as such business may be conducted in the future.

       1.4    COMMENCEMENT DATE. "Commencement Date" means as of October 1,
2000.

       1.6 OEC. "OEC" means OEC Compression Corporation and its subsidiary, Ouachita Energy Corporation, a Delaware corporation.

       1.7 MERGER AGREEMENT. "Merger Agreement" means that certain Agreement and Plan of Merger by and among OEC, Hanover Compressor Company, a Delaware corporation, and Caddo Acquisition Corporation dated July 13, 2000 as amended by that certain Amendment No. 1 dated as of November 14, 2000.

       1.8 TERM OF AGREEMENT. "Term of Agreement" means the period from the date hereof until the Agreement is terminated pursuant to Article XII hereof.

                                       II.

                       AUTHORITY AND RESPONSIBILITY OF OEC

       2.1 LEGAL OWNERSHIP RETAINED IN OEC. Consistent with applicable law, OEC shall retain legal title to its properties during the Term of Agreement. Any addition to the assets of OEC purchased with OEC' funds shall be purchased in the name of OEC.

       2.2 SPECIFIC DUTIES AND RESPONSIBILITIES RETAINED BY OEC WITH RESPECT TO THE BUSINESS. OEC shall remain responsible for (i) making all bids for new business and dealing with customers for potential new business and all other sales and marketing activities; (ii) pricing for products and services, (iii) filing all tax returns with the Internal Revenue Service;
(iv) financial and accounting functions including billing and required reports with the Securities and Exchange Commission, and (v) administering all benefits, payroll and administrative costs of all OEC employees. Except as specifically provided for in this Agreement, Hanover shall have no right or obligations concerning the foregoing nor shall Hanover be provided with or have access to any information with respect to the foregoing.



                                        III.

                                  STATUS OF HANOVER

       Hanover shall have the authority and responsibility to deal with the Business as specifically delegated to it under this Agreement. Hanover shall render services hereunder as OEC's agent to the extent specifically provided herein or as further delegated from time to time by OEC and accepted in writing by Hanover. The relationship created by this Agreement is one of principal and agent, and nothing to the contrary shall be inferred from this Agreement.

                                         IV.

                        AUTHORITY AND RESPONSIBILITY OF HANOVER

       4.1 GENERAL. As an agent for OEC, Hanover shall have the authority and the responsibility for the supervision and management of the day-to-day field and shop operation of the Business. As agent for OEC, Hanover agrees to manage the day-to-day field and shop operations of Business in a prudent manner, consistent with generally accepted standards of the compressor rental and full compression services business. Hanover's management and activities under this Agreement shall be subject to the terms hereof and the approval of the Board of Directors of OEC as provided for herein (the "Board of Directors").

       4.2 MANAGERIAL PERSONNEL. Hanover shall make sufficient number of its officers and employees available to manage and operate the Business as Hanover shall in good faith determine to be necessary. Such officers and employees shall be employees of Hanover and shall report to and be responsible to Hanover. Such officers and employees shall not be employees of OEC.

       4.3 DAY-TO-DAY FIELD AND SHOP OPERATION. Day-to-day field and shop operations of the Business shall include, without limitation, (i) establishment of operational policies and specific operational decisions for implementation of such policies for the field and shop operations of OEC and
(ii) personnel administration. Hanover will provide direct management of OEC field and shop personnel. This management function will include evaluating the day to day activities of OEC field and shop personnel and adjusting these activities to improve efficiencies, field training of OEC personnel, and maintaining compression and other OEC assets. Hanover will be responsible for the safety training of any OEC employees to meet as required any DOT, OSHA or other applicable regulations. Hanover will submit written reports to OEC management of maintenance and/or repairs made to OEC owned equipment. These reports will describe the nature of the repair or the extent of any maintenance performed.

       4.4 EC'S APPROVAL. OEC must approve the following matters before they are undertaken by Hanover for the account of OEC, and, notwithstanding any other term hereof, none of the following shall be undertaken without OEC' approval:

       4.4.1  CAPITAL COSTS. Capital leases and capital expenditures.

       4.4.2  INDEBTEDNESS. Borrowing of any funds.

       4.4.3  HYPOTHECATION. The pledge of any  asset of OEC.

       4.4.4 DISPOSITION OF ASSETS. The disposition of any asset, other than in the ordinary course of business or as contemplated herein.

       4.4.5 EXPENDITURES. The expenditure of funds in excess of the amount approved in advanced by OEC..

       4.4.6  LONG TERM CONTRACTS. The approval or execution of any contract.

       4.5 ADDITIONAL LIMITATIONS ON HANOVER. In addition to the limitations set forth in Section 4.4 above, the Hanover shall have no authority with respect to the following area.

       4.5.1 MARKETING. Hanover shall not have any authority or responsibility with respect to the marketing and sales operations of OEC and Hanover shall not have access to nor shall be provided with any information with respect to the marketing operations of OEC. In particular, all customer proposals and bids shall be the sole and exclusive responsibility of OEC. Hanover shall have no authority to enter into any customer contracts on behalf of OEC or to make any amendment, modification or changes to any existing OEC customer contracts.

       4.5.2 ACCOUNTING AND FINANCIAL REPORTING. Hanover shall have no authority or responsibility with respect to the financial reporting or accounting operations.

       4.5.3 EMPLOYEE MATTERS. Hanover may not hire for OEC nor terminate an OEC employee without prior written approval from OEC management. Any disciplinary action of any OEC employee recommended by Hanover will be presented to OEC management for approval prior to execution of the disciplinary action.

                                          V.

                              PERSONNEL ADMINISTRATION

       Subject to Section 4.5.3 hereof, Hanover shall determine the numbers and qualifications of employees needed in the day-to-day field operations of the Business and shall supervise, train and assign employees needed to operate the field and shop operations of the Business and shall supervise the establishment of wage scales, rates of compensation, employee benefits, rates and conditions of employment, and job and position descriptions with respect to all such employees.

                                          VI.

                              FINANCIAL ADMINISTRATION

       6.1 ACCOUNTING. Hanover will provide at no additional cost personnel supporting payroll, account payable and revenue billing and collections to assist OEC. Such personnel will work under the supervision of the Chief Financial Officer of OEC.

       6.2 ACCOUNTING AND FINANCIAL RECORDS. Hanover will maintain existing OEC procedures for tracking actual and allocated labor and material expenses associated with specific OEC compressor units. Field personnel, Hanover or OEC, will maintain records of their time spent on specific OEC equipment. Hanover will provide a report of these labor hours on a weekly basis to OEC's accounting department. OEC employees under Hanover supervision will continue to report their time on a daily basis as per existing OEC procedure. All purchases made for OEC compression equipment shall be purchased using OEC Purchase Order (PO) numbers or "Proservice" purchasing numbers. Receipt tickets from these purchases will be sent to OEC office in West Monroe for processing on a weekly basis. With the execution of this management agreement Hanover will not charge OEC for labor at third party rates. Labor cost for Hanover employees will be included in the monthly charge for the management service. Hanover employees will be required to submit time reports as described above for their labor time spent maintaining or repairing OEC equipment.

                                        VII.

                                   INDEMNIFICATION

       7.1 RESPONSIBILITY FOR MISCONDUCT AND INDEMNIFICATION. Hanover shall incur no liability for damages caused by the dishonesty, willful misconduct or negligence of any officer, employee or agent of OEC. With respect to any loss to the Business, Hanover shall indemnify and hold harmless OEC only for damages caused by the dishonesty, willful misconduct or gross negligence of Hanover personnel in rendering services hereunder.

       Other than with respect to any claim, suit or judgment asserted by OEC alleging damages caused by the dishonesty, willful misconduct or gross negligence of Hanover in rendering services hereunder, OEC, shall indemnify and hold harmless Hanover and any Affiliate of Hanover with respect to any claims, suits or judgments asserted by or on behalf of any person (i) alleging negligence of Hanover in rendering services hereunder, (ii) asserted by or on behalf of any person arising out of the conduct of OEC, or (iii) other related to the provision of services by Hanover pursuant to this Agreement.

       7.2 NON-ASSUMPTION OF LIABILITIES. Hanover shall not, by entering into this Agreement, assume or become liable for any of the obligations, debts or other liabilities of OEC in existence or arising on or prior to the date hereof. Other than with respect to any damages caused by the dishonesty, willful misconduct or gross negligence of Hanover in rendering services hereunder, Hanover shall not, by providing management services to OEC, assume or become liable for any of the obligations, debts or other liabilities of OEC arising after the date hereof.

                                        VIII.

                                      CONTRACTS

       8.1 CONTRACTS. Day-to-day operation of the Business shall include negotiating, entering into, administering and terminating contracts with respect to the use, maintenance and repair of the field and shop operations of the Business. Contracts for the field and shop operations of OEC that by their terms are not terminable within a thirty (30) day period shall not be concluded without the prior written approval of OEC.

       8.2    PURCHASES FOR THE ACCOUNT OF OEC.

       8.2.1 GENERAL. Day-to-day operation of the Business shall include the purchase of such equipment, supplies and other goods necessary for the efficient operation of field and shop operations of the Business.

       8.2.2 PURCHASING POLICY. Purchases shall be made only at reasonable costs pursuant to the "prudent buyer" principle. Hanover is not a merchant, as that term is defined in the Uniform Commercial Code, and makes no warranty, express or implied, including, without limitation, that of fitness for a particular purpose, for any item purchased for the administration of the Business or on behalf of OEC. Hanover shall make available to OEC the benefit of any purchasing discounts available to Hanover.

       8.2.3 INVENTORY. Hanover will maintain and supervise the parts and materials inventory of OEC. Hanover will evaluate the status of OEC's inventory and make recommendations to OEC management to improve the inventory process and utilization. When practical Hanover will prioritize the utilization of OEC's parts inventory for the repair and maintenance of OEC compression equipment over using the Hanover parts inventory or acquiring parts and materials from third parties. Any parts and materials removed from OEC inventory will be noted as per the existing OEC process for inventory control. These inventories will include the main parts depot in West Monroe, Louisiana as well as remote parts depots and inventory on OEC personnel's trucks. These parts and materials may be used for Hanover compression equipment with the appropriate documentation and processing. Any inventory provided to OEC by Hanover or transferred by OEC to Hanover shall be priced based on the prices that such inventory would be acquired from third parties.

                                       IX.

                             COMPENSATION OF HANOVER

       Conditioned on the closing of the merger, Hanover shall receive a management fee equal to Nine Hundred Thousand and no/100s Dollars ($900,000) per month payable in arrears with a fee of Nine Hundred Thousand and no/100s Dollars ($900,000) being owed for the period ended October 31, 2000.

                                        X.

            ACCESS TO INFORMATION, BOOKS AND RECORDS; CONFIDENTIALITY

       10.1 ACCESS. Hanover and its duly authorized representatives shall have complete access to OEC's offices, facilities and records wherever located, in order to discharge Hanover's responsibilities hereunder. OEC shall afford Hanover and its duly authorized representatives access during ordinary business hours and in such a manner as not to interfere with OEC's business to OEC's corporate headquarters located at the address set forth in
Section 13.5 hereof. All records and materials furnished to Hanover by OEC in performance of this Agreement shall at all times during the Term of Agreement remain the property of OEC.

       10.2 CONFIDENTIALITY. Hanover recognizes and acknowledges that confidential information of various kinds may exist, from time to time, with respect to the Business and assets of OEC. Accordingly, Hanover covenants that, except with prior written consent of OEC or except pursuant to its specified duties on behalf of OEC, Hanover shall at all times keep confidential and not divulge, furnish or make accessible to anyone any OEC confidential information to which Hanover has been or shall become privy relating to the Business or assets of OEC. The provisions of this Section
11.12 shall not apply to any information to the extent it is or shall become generally known to the public or the trade (without commission of a tortious act) or to the extent it is or shall become available in trade or other publications.

                                       XI.

                      CONFLICTS OF INTEREST AND GOOD FAITH

       OEC each expressly acknowledge that Hanover and its Affiliates own, manage, and/or operate assets that compete directly with the business of OEC and may own, manage and/or operate additional businesses in the future that compete directly with the business of OEC.

                                       XII.

                      TERM AND TERMINATION OF THE AGREEMENT

       12.1 INITIAL TERM. This Agreement shall be effective from the Commencement Date to January 15, 2001; subject, however, to the terms of
Section 12.2 hereof.

       12.2 TERMINATION. This Agreement may be sooner terminated on the first to occur of the following:

       12.2.1 TERMINATION BY MUTUAL AGREEMENT. In the event the Parties shall mutually agree in writing, this Agreement may be terminated on the terms and dates stipulated therein.

       12.2.2 OPTIONAL TERMINATION. Hanover may, with or without cause, give to OEC at least thirty (30) days advance written notice of its intent to terminate, whereupon this Agreement shall terminate on the future date specified in such notice.

       12.2.3 TERMINATION FOR CAUSE. In the event either Party shall fail to discharge any of its material obligations hereunder, or shall commit a material breach of this Agreement, and such default or breach shall continue for a period of 30 days after the other Party has served notice of such default, this Agreement may then be terminated at the option of the non-breaching Party by notice thereof to the breaching Party.

       12.3   EFFECTS OF TERMINATION.

       12.3.1 SURVIVAL. Except for covenants or other provisions herein that by their terms expressly extend beyond the Term of Agreement, the Parties' obligations hereunder are limited to the Term of Agreement.

       12.3.2 RETURN OF ASSETS. In the event this Agreement is terminated for any reason, Hanover shall deliver possession of all assets and records of OEC in its possession, less any assets disposed of in the ordinary course of business during the Term of Agreement or otherwise disposed of in accordance with the terms of this Agreement.

       12.4 HANOVER'S REMEDIES. If OEC shall at anytime owe or otherwise become liable to Hanover for any amount pursuant to the terms of this Agreement, in addition to Hanover's other rights hereunder, at law or in equity, Hanover shall have the right to offset any such amount against any amount held by Hanover for the account of OEC and against any amount otherwise due or to become due to OEC from Hanover or any Affiliate of Hanover.

       12.5 OEC'S REMEDIES. If OEC or Hanover exercises its option to terminate this Agreement under Section 12.2.3, such termination shall be OEC's sole remedy and relief against Hanover, other than with respect to any damages caused by the dishonesty, willful misconduct or gross negligence of Hanover in rendering services hereunder.

                                       XIII.

                                   MISCELLANEOUS

       13.1 RELATIONSHIP OF PARTIES. This Agreement does not create a partnership, joint venture or association; nor does this Agreement, or the operations hereunder, create the relationship of lessor and lessee or bailor and bailee. Nothing contained in this Agreement or in any agreement made pursuant hereof shall ever be construed to create a partnership, joint venture or association, or the relationship of lessor and lessee or bailor and bailee, or to impose any duty, obligation or liability that would arise therefrom with respect to either or both of the Parties. Specifically, but not by way of limitation, except as otherwise expressly provided for herein, nothing contained herein shall be construed as imposing any responsibility on Hanover for the debts or obligations of OEC or any of its Affiliates. It is expressly understood that Hanover is hereby engaged by OEC to provide management of field operations of the Business and as an agent of OEC. Hanover and its Affiliates shall have the right to render similar services for other business entities and persons, including its own, whether or not engaged in the same business as OEC, and may enter into such other business activities as Hanover and its Affiliates, in their sole discretion, may determine.

       13.2 NO THIRD PARTY BENEFICIARIES. Except to the extent a third party is expressly given rights herein, any agreement to pay an amount and any assumption of liability herein contained, expressed or implied, shall be only for the benefit of the Parties and their respective legal representatives, successors and assigns, and such agreements or assumption shall not inure to the benefit of the obligees of any indebtedness of any Party whomsoever, it being the intention of the Parties hereto that no person or entity shall be deemed a third party beneficiary of this Agreement except to the extent a third party is expressly given rights herein.

       13.3 GENERAL REPRESENTATIONS. Each Party represents and warrants that on the Commencement Date: (1) it is a corporation, duly established, validly existing and in good standing under the laws of its state of incorporation, each with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement; (2) the execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action; (3) it has all the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; and (4) the execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein will not, violate any of the provisions of its charter or by-laws or any applicable state or federal laws.

       13.4 REPRESENTATIVES. Except as may herein be more specifically provided, the Parties shall be accountable to each other for the satisfactory discharge of their respective obligations hereunder through the Chief Executive Officer of Hanover and the chief Executive Officer of OEC.

       13.5 NOTICES. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

(i)    if to OEC, to:

             OEC Compression Corporation
             2501 Cedar Springs Road, Suite 600
             Dallas, Texas 75201
             Attn: Chief Executive Officer

             With copies to:

             Ray C. Davis
             Kelcy L. Warren
             2838 Woodside
             Dallas, TX 75201

             and

             Schlanger, Mills, Mayer & Silver, LLP
             109 North Post Oak Lane, Suite 300
             Houston, TX 77024
             Attention: Kyle Longhofer

       (ii)  if to Hanover, to:

             Hanover Compressor Company
             12001 N. Houston Rosslyn Road
             Houston, Texas 77086
             Attn: Michael J. McGhan

             With a copy to:

             Latham & Watkins
             233 South Wacker Drive, Suite 5800
             Chicago, Illinois 60606
             Attn: Richard Meller, Esq.

       Or to such other address and to the attention of such other person(s) or officer(s) as either Party may designate by written notice pursuant to this Section 13.5.

       13.6 GOVERNING LAW. This Agreement has been executed and delivered in and shall be interpreted, construed and enforced pursuant to and in accordance with the laws of the State of Texas.

       13.7 ASSIGNMENT. No assignment of this Agreement or any of the rights or obligations set forth herein by either Party shall be valid without the specific written consent of the other Party; provided, however, that Hanover shall have the right to assign its rights and obligations under this Agreement to any Affiliate without the consent of OEC, and any such Affiliate may reassign such rights and obligations so long as such rights and obligations are not assigned to any entity other than an Affiliate of Hanover.

       13.8 WAIVER OF BREACH. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or any other provision hereof.

       13.9 ENFORCEMENT. In the event either Party shall resort to legal action to enforce the terms and provisions of this Agreement, the prevailing Party may recover from the other Party the costs of such action including, without limitation, reasonable attorneys' fees.

       13.10 GENDER AND NUMBER. Whenever the context hereof requires, the gender of all words shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and plural.

       13.11 ADDITIONAL ASSURANCES. The provisions of this Agreement shall be self-operative and shall not require further accord between the Parties except as may herein specifically be provided to the contrary; provided, however, that at the request of either Party, the other Party shall execute such additional instruments and take such additional actions as shall be necessary to effectuate this Agreement.

       13.12 FORCE MAJEURE. Neither party shall be liable nor in default for any delay or failure of performance under this Agreement or other interruption of service or employment resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure. of transportation, strikes or other work interruptions by either Party's employees or agents or any similar or dissimilar cause beyond the reasonable control of either Party.

       13.13 SEVERABILITY. In the event any provision of this Agreement is held to be unenforceable for any reason, such provision shall be severable from this Agreement if it is capable of being identified with and apportioned to reciprocal consideration or to the extent that it is a provision that is not essential and the absence of which would not have prevented the parties from entering into this Agreement. The unenforceability of a provision that has been performed shall not be grounds for invalidation of this Agreement under circumstances in which the true controversy between the parties does not involve such provision.

       13.14 ARTICLE AND SECTION HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       13.15  DISCRETIONARY TERMS. Determination of "necessary",
"appropriate" and other discretionary terms as used herein shall be according to the judgment and discretion of Hanover in accordance with generally accepted standards of the compressor rental and full compression service business.

       13.16 AMENDMENTS AND CONTRACT EXECUTION. This Agreement and amendments hereto shall be in writing and executed in multiple copies by duly authorized agents of the Parties. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

       13.17 ENTIRE AGREEMENT. This Agreement supersedes all previous contracts between the Parties and constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, such amendment(s) to become effective on the date(s) stipulated herein.

       13.18 EFFECT ON MERGER AGREEMENT. The provision of services by Hanover to OEC pursuant to this Agreement shall not be deemed a default or breach of the Merger Agreement and OEC shall not be in default or breach of any of its obligations under the Merger Agreement due to any action taken by Hanover pursuant to this Agreement. The compensation and other amounts to be paid by OEC to Hanover pursuant to this Agreement shall not be deemed a default or a breach of the Merger Agreement and OEC shall not be deemed to be in breach or default due to such payment (even if such payments cause OEC to be in noncompliance with any financial or loan covenant).

       IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

                                      OEC

                                      OEC COMPRESSION CORPORATION

                                      By:
                                         ----------------------------------
                                      Name:
                                           --------------------------------
                                      Title:
                                            -------------------------------

                                      HANOVER

                                      HANOVER COMPRESSION INC.

                                      By:
                                         ----------------------------------
                                      Name:
                                           --------------------------------
                                      Title:
                                            -------------------------------